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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 8, 1995

                               TIGERA GROUP, INC.
             (Exact name of registrant as specified in its charter)

  Delaware                          0-12113                    94-2691724
(State or other                    (Commission File         (I.R.S. Employer
jurisdiction of                     Number)                 Identification
incorporation)                                              Number)

          730 Fifth Avenue, 9th Floor, New York, New York           10019-4105
           (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code:  (212) 333-8664

                                       N/A
          (Former name or former address, if changed since last report)
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Item 1.    Change in Control of Registrant.

            As more fully disclosed in Amendment No. 12 to the Schedule 13D filed on November 13, 1995 by Forschner Enterprises, Inc., a Delaware corporation ("Enterprises"), with the Securities and Exchange Commission (the "Commission") on November 8, 1995 (the "Closing"), pursuant to a letter agreement dated October 30, 1995 by and among Forschner Enterprises, Inc., Beverly Hills Bancorp, a California corporation ("BHB") and certain other parties thereto (the "Letter Agreement"), Enterprises purchased from BHB 295,000 shares of Common Stock of Tigera Group, Inc. ("Tigera") owned directly by BHB (the "Tigera Shares") and all of the capital stock of TGI Acquisition Corp. ("TGI"), a wholly-owned subsidiary of BHB, which in turn owns 4,445,000 shares of Common Stock of Tigera (the "TGI Shares" and together with the Tigera Shares, the "Total Shares"). The Total Shares constitute all of BHB's direct or indirect interest in Tigera. The purchase price per Total Share was $.90 or an aggregate purchase price of $4,226,000. In addition, pursuant to the Letter Agreement, Enterprises agreed to purchase, for a price of $.90 per share, 1,731,000 shares of Common Stock of Tigera from Albert M. Zlotnick (the "Zlotnick Shares") and 248,250 shares of Common Stock of Tigera from Michael S. Berlin (the "Berlin Shares"). The Letter Agreement provided that in the event either of Messrs. Zlotnick or Berlin was unable to deliver at the Closing stock certificates representing all of the Zlotnick Shares and the

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Berlin Shares, as the case may be, Enterprises would purchase such number of shares as to which stock certificates were delivered and would purchase the remaining shares within 30 business days after the Closing at a date to be specified by Messrs. Zlotnick and Berlin on five business days prior written notice. At the Closing, Enterprises purchased 703,000 of the Zlotnick Shares at a price of $.90 per share of an aggregate purchase price of $632,700. The closing of the sale of the 1,028,000 remaining Zlotnick Shares occurred on November 15, 1995 (the "Zlotnick Closing"). The purchase price for the shares purchased at the Zlotnick Closing was $925,200. No closing has been scheduled for the sale of the Berlin Shares.

            The purchase price for the shares of Tigera Common Stock purchased by Enterprises at the Closing and at the Zlotnick Closing was paid for in cash partly from working capital and partly from borrowings under a short term loan obtained from The Brae Group, Inc.

            Enterprises is the beneficial owner of 8,340,028 shares of Common Stock of Tigera which constitutes 39.2% of the Common stock of Tigera currently issued and outstanding.

            Pursuant to the Letter Agreement, all members of Tigera's Board of Directors other than Albert M. Zlotnick and A. Clinton Allen were required to resign at or prior to the Closing and have

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been replaced by nominees of Enterprises whose names were to be supplied by
Enterprises. In accordance with this requirement Michael S. Berlin, Philip R. Hankin, Irving I. Lassoff, James A. Martin, Daniel A. Rivetti resigned from all their positions with Tigera effective at the Closing and Deborah A. Farrington, Herbert M. Friedman and Michael A. Weatherly were elected to the Tigera Board effective at the Closing.

            On November 15, 1995, a meeting of the Board of Directors of Tigera was held where the following occurred:

            (i) the number of directors constituting the whole Board was increased from five to nine members;

            (ii) Louis Marx, Jr., Clark H. Bailey, Ramon D. Ardizzone and Donald
T. Pascal were elected as directors;

            (iii) the following persons were elected as officers of Tigera:

            Louis Marx, Jr.                    Co-Chairman
            Deborah A. Farrington              Co-Chairman
            Donald T. Pascal                   President and Chief
                                                 Executive Officer
            Robert E. Kelly                    Senior Vice President,
                                                 Chief Financial Officer
                                                 and Secretary

            In accordance with the terms of the Letter Agreement, at the Closing, Albert M. Zlotnick was retained by Tigera as a consultant for a period of two years, at a rate of $180,000 per

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year, to assist in finding and evaluating suitable acquisition candidates and will be engaged in a similar capacity by Enterprises for a period of one additional year if shares of Tigera Common Stock are not quoted at $.90 or above for ten consecutive trading days within six months following the Closing.

            In addition, pursuant to the terms of the Letter Agreement, Enterprises agreed to purchase or locate purchasers for up to an aggregate of 1,638,276 shares of Common Stock of Tigera, held by certain persons or entities named in the Letter Agreement, at a purchase price of $.90 per share, to the extent that such persons or entities, having deposited such shares with a named broker within 60 days of the Closing, are unable to sell such shares through such broker, at a price of $.90 per share, within 60 days of the deposit of such shares with such broker.

            It is the intention of Enterprises to assist Tigera's continuing efforts to locate suitable acquisition opportunities by making available to Tigera the services of Enterprises' personnel experienced in acquisition activities.

            The information set forth herein is based in part on the information set forth in Amendment No. 12 to the Schedule 13D filed with the Commission by Enterprises. Except as otherwise set forth herein, Tigera is not aware of (i) any arrangements or understandings among members of both the former and new control

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groups and their associates with respect to the election of directors or other matters and (ii) any arrangements between any persons the operation of which may at a subsequent date result in a change of control of Tigera.

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                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             TIGERA GROUP, INC.


Dated:  November 22, 1995                     By: /s/ Robert E. Kelly
                                                --------------------
                                                Robert E. Kelly
                                                Senior Vice President
                                                Chief Financial Officer
                                                and Principal Accounting
                                                Officer



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